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CASCADE CORPORATION

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NOTICE OF ANNUAL MEETING

Fellow Shareholders:

Cascade Corporation’s 2012 Annual Meeting of Shareholders will take place on Wednesday, June 6, 2012, at 10:00 a.m., Pacific Time, at our corporate headquarters, 2201 N.E. 201st Avenue, Fairview, Oregon, 97024-9718, for the following purposes:

1.	To elect two directors to serve three-year terms.

2.	To hold an advisory vote on executive compensation.

3.	To approve an amendment to the Amended and Restated Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan to increase the number of shares available by 250,000.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013.

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Shareholders of record at the close of business on April 2, 2012, will be entitled to receive notice of, attend, and vote at the meeting.

This Notice of Annual Meeting and the related proxy statement and other materials are being distributed or made available to shareholders beginning on or about April 25, 2012.

Your vote is important. Whether or not you plan to attend in person, we urge you to promptly vote your shares by telephone, by the Internet or, if this proxy statement was mailed to you, by returning the enclosed proxy card in order that your vote may be cast at the Annual Meeting.

Cordially,

James S. Osterman

Chairman

Portland, Oregon

April 25, 2012

Proxy

PROXY STATEMENT

1

PROXY STATEMENT

GENERAL INFORMATION

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials on the Internet. The Notice of Internet Availability also instructs you as to how you may vote your shares. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. The Notice of Internet Availability will be mailed to shareholders on or about April 25, 2012, the same date that this Proxy Statement and related materials will be made available or distributed to shareholders.

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors (“Board”) to be used at the annual meeting of shareholders to be held at our corporate headquarters, 2201 N.E. 201st Avenue, Fairview, Oregon, 97024-9718, at 10:00 a.m., Pacific Time, on June 6, 2012.

Cascade Corporation (“Cascade”) will bear the entire cost of proxy solicitation, which will be primarily by mail or electronically. Proxies may also be solicited in person or by telephone, facsimile, or other electronic means by our directors, officers and employees without additional compensation. We will ask brokers, custodians, nominees and other record holders to prepare and send a Notice of Internet Availability of Proxy Materials to those for whom they hold shares and forward copies of the proxy materials to beneficial owners who request paper copies and will reimburse them for their reasonable expenses.

Our Board has fixed the close of business on April 2, 2012, as the record date for determining the holders of our common shares that are entitled to notice of, and to vote at, the annual meeting. At the close of business on April 2, 2012, 11,089,451 common shares were outstanding. Each common share is entitled to one vote on all matters that properly come before the annual meeting. A quorum of shareholders will be established at the meeting if a majority of our outstanding common shares entitled to vote are present or represented by proxy.

If you own your shares through a broker, bank or other nominee and do not participate in electronic delivery of proxy materials, you will receive only one copy of our proxy materials if you share a single address with another shareholder unless we received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. You can request to receive a separate Proxy Statement by contacting the institution that holds your shares.

Methods of Voting

You have three options for submitting your vote prior to the annual meeting:

•	via the Internet at www.proxyvote.com;

•	by phone (please see your proxy card for instructions); or

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability.

We encourage you to register your vote via the Internet. If you attend the annual meeting, you may also submit your vote in person, and any votes that you previously submitted, whether via the Internet, by phone or by mail, will be superseded by the vote that you cast at the annual meeting. Whether your proxy is submitted via the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the annual meeting, your shares will be voted as specified, or if no instructions are given, in the manner set forth in this Proxy Statement.

You may revoke your proxy at any time before it is voted at the meeting. To revoke your proxy, you must:

•	enter a new vote by telephone, over the Internet, or by signing and returning another proxy card at a later date;

•	provide written notice of the revocation to Joseph G. Pointer, Secretary, at Cascade Corporation, 2201 N.E. 201st Avenue, Fairview, Oregon, 97204-9718; or

•	attend the meeting and vote in person.

Please note that if a broker, bank or other nominee is the record holder of your shares and you wish to vote at the annual meeting, you must bring to the meeting a letter from the record holder confirming your beneficial ownership of the shares. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly.

Votes Required for the Proposals

The election of directors (Proposal 1) will be determined by a plurality of the votes cast. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. The advisory vote on executive compensation (Proposal 2) is an advisory, nonbinding vote. Approval of the proposed amendment to our Stock Appreciation Rights and Restricted Stock Plan (Proposal 3) and ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013 (Proposal 4), requires approval of the affirmative vote of a majority of the votes cast at the meeting. Abstentions or broker non-votes will have no effect on the required vote on any matter.

If you return a signed proxy without instructions, your shares will be voted in accordance with the recommendation of our Board – FOR all nominees for election as directors, FOR the approval of the compensation of Cascade’s named executive officers, FOR the amendment to our Stock Appreciation Rights and Restricted Stock Plan, and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If your shares are held in street name, New York Stock Exchange Euronext (“NYSE”) rules prohibit brokers from voting your shares on Proposals 1, 2 and 3 without receiving instructions from you on how to vote your shares. Without instructions from you, your broker, in its discretion, may either leave your shares unvoted or vote your shares on Proposal 4.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, April 2, 2012, must be present in order to hold the meeting and to conduct business. Shares are counted as being present if you vote in person at the meeting, by telephone, over the Internet, or by submitting a properly executed proxy card or if your broker votes for you with respect to ratification of our public accounting firm. Abstentions are counted as present for the purpose of determining a quorum.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently consists of seven directors, which our Bylaws divide into three groups. The term of office of one group expires at each annual meeting. This year the terms of Duane C. McDougall and James S. Osterman expire. Each is nominated for election to a three-year term ending in 2015, provided Mr. Osterman’s term will expire as of the end of the first meeting after he attains age 75, absent amendment or waiver of this provision by our Board.

NOMINEES FOR ELECTION

DUANE C. McDOUGALL	Director since 2002	Age 60

Mr. McDougall has been Chairman of the Board of Boise Cascade, LLC, a privately held manufacturer of wood products, since December 2008 and served as its Chief Executive Officer from December 2008 to August 2009. He served as President and Chief Executive Officer of Willamette Industries, Inc. (Willamette), an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, Mr. McDougall served as Chief Accounting Officer and in other positions during his 21 year tenure with Willamette. He serves as a director of the following publicly held companies: StanCorp Financial Group, Inc., and The Greenbrier Companies, Inc. Mr. McDougall brings his background as chief executive officer of two international, multi-plant forest products companies, and his past and present service on other public company boards and audit committees, to our Board’s efforts to plan effectively for the future and to comply with regulatory requirements in the many jurisdictions in which we conduct our business.

JAMES S. OSTERMAN	Director since 1994	Age 74

Mr. Osterman served as President and Chief Executive Officer of Blount International, Inc. (Blount), a diversified international manufacturing company, from 2002 until December 2009 and as Chairman and a Director of Blount from December 2009 until May 2010. He served as President of Outdoor Products Group, Oregon Cutting Systems Division of Blount, Inc., from 1986 to 2002. He is presently member manager of JSO Ventures, LLC, an investment firm organized in 2009. Our Board benefits from Mr. Osterman’s years of experience as a key manufacturing and operating executive of a multinational, multi-plant producer of industrial products.

CONTINUING DIRECTORS

Term Expires 2013

NICHOLAS R. LARDY, Ph.D.	Director since 1993	Age 66

Dr. Lardy became a Senior Fellow of the Peter G. Peterson Institute for International Economics, a policy research institution in Washington, D.C., in 2003. He served as a Senior Fellow at The Brookings Institution, also in Washington, D.C., from 1995 to 2003. As an economist with a specific expertise on China, Dr. Lardy provides our Board with insights into present and prospective world economic conditions affecting our markets and in particular conditions affecting China, our area of greatest growth over the past decade.

NANCY A. WILGENBUSCH, Ph.D.	Director since 1997	Age 64

Dr. Wilgenbusch served as President of Marylhurst University from 1984 to June 2008. She currently serves as a director of West Coast Bancorp and is a trustee of the Tax-Free Trust of Oregon. She served from 2004 to 2007 as a director of Scottish Power PLC. Dr. Wilgenbusch’s contributions to our Board stem from her experience in guiding Marylhurst University’s growth, her past and present service on other public company boards, and her knowledge of and interest in issues related to employee morale and working conditions.

Term Expires 2014

PETER D. NICKERSON	Director since 2007	Age 54

Mr. Nickerson serves as a director of Growth-link Overseas Company (Growth-link), an investment enterprise based in Hong Kong with investments in China, Vietnam and India. Growth-link invests primarily in contract footwear manufacturing facilities and to a lesser extent that industry’s upstream and downstream infrastructure. Mr. Nickerson has been a director of Growth-link since 1988. Mr. Nickerson brings to our Board a successful business background, with valuable experience operating manufacturing facilities throughout the Far East and in India, areas which have significant growth potential for our company.

ROBERT C. WARREN, JR.	Director since 1982	Age 63

Mr. Warren has served as our President and Chief Executive Officer since 1996. He was President and Chief Operating Officer prior to 1996, and was formerly Vice President – Marketing. He is a Director of ESCO Corporation, a privately held manufacturer of high alloy steel products. Mr. Warren, as a result of his long tenure and multiple roles with Cascade, has unique and detailed knowledge of, and insights into, our industry and the challenges and opportunities we face in a competitive world marketplace.

HENRY W. WESSINGER II	Director since 1998	Age 58

Mr. Wessinger has been Vice President – Senior Portfolio Manager of UBS Financial Services since 2006. Previously, he was Senior Vice President, Ragen MacKenzie, a Division of Wells Fargo Investments, LLC from 1990 to 2006. He serves as Treasurer of the Wessinger Foundation. Mr. Wessinger provides our Board with informed guidance as to our shareholders’ interests and as to public securities markets generally.

Our Board unanimously recommends a vote FOR all nominees for director.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) included a provision that requires publicly traded companies to hold an advisory, or non-binding, shareholder vote to approve or disapprove the compensation of executive officers. Consistent with that requirement, we are conducting an advisory vote on the compensation of the executive officers named in this Proxy Statement. The compensation of our executive officers is disclosed in this Proxy Statement under the heading “Executive Compensation” below in accordance with rules and regulations of the SEC.

Cascade’s philosophy is that our success is largely dependent on our ability to attract and retain superior executive talent with demonstrated leadership abilities and extensive management experience. We also believe motivating and rewarding our executives for high levels of performance contributes to long-term shareholder value. This compensation philosophy, and the compensation structure approved by the Compensation Committee, is central to Cascade’s ability to achieve our goals and provide stability in leadership. Our philosophies and goals with respect to compensation are explained in detail under the subheading “Executive Compensation – Compensation Discussion and Analysis.” A detailed description of compensation actually paid to our named executive officers follows that discussion and analysis.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation – Compensation Discussion and Analysis,” the compensation tables that follow and the narrative discussion following each of the compensation tables. This vote is intended to address the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on Cascade, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements. We conducted our first advisory vote on executive compensation at our 2011 Annual Meeting of Shareholders. At the meeting, 98% of the votes cast on the advisory vote on our executive compensation were voted in favor of the compensation of our named executive officers as described in the proxy statement.

Our Board unanimously recommends a vote FOR the approval of Cascade’s executive compensation, as described in this Proxy Statement.

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED

CASCADE CORPORATION STOCK APPRECIATION RIGHTS AND RESTRICTED STOCK PLAN

Background

The Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan (the “Plan”) was initially approved by shareholders in 2004. The shareholders approved amendments to the Plan at their annual meetings held in 2005, 2007 and 2011. On March 30, 2010 and on March 29, 2011, the Board of Directors adopted amendments to the Plan which did not require shareholder approval.

At this year’s annual meeting, the shareholders are being asked to approve an amendment to the Plan adopted by the Board of Directors on March 27, 2012, subject to shareholder approval, to increase the number of shares available under the Plan by 250,000 shares (the “Amendment”) and to allow Cascade to satisfy obligations arising upon exercise of stock appreciation rights (“SARs”) in cash or Cascade shares, at its option. SARs currently must be settled in Cascade shares. The Amendment will be effective June 6, 2012, if approved by the shareholders.

The purposes of the Amendment are to make additional shares available under the Plan to accommodate grants of restricted stock for the fiscal 2012 and 2013 plan years under our long-term incentive program and future issuances of Cascade shares upon exercise of presently outstanding SARs or SARs issued in the future. As Cascade’s stock price increases, the number of shares required to satisfy the rights of holders of SARs also increases, although not proportionately.

Key Provisions of the Plan

The following summary describes certain key features of the Plan, which is attached as Appendix A (substantive changes are italicized):

Duration: No awards may be granted after May 31, 2013.

Eligible Employees: Those key Cascade employees the Compensation Committee designates as eligible.

Types of Awards: Stock appreciation rights, restricted stock, and performance-based restricted stock.

Terms of Stock Appreciation Rights: The price of each SAR will be established by the Compensation Committee and may not be less than the fair market value of a share of our common stock on the date the SAR is granted. The fair market value of a share of our common stock will be equal to the closing price of the stock as quoted on the NYSE or if not so quoted, as otherwise determined under the terms of the SAR Plan. SARs may be exercised during the period determined by the Compensation Committee, but no SAR will be exercisable after 10 years from the date of grant. During a participant’s lifetime, SARs granted to a participant are exercisable only by the participant, the participant’s payee pursuant to a valid domestic relations court order, or by a legally designated guardian or conservator. With the prior consent of the Compensation Committee, SARs may be transferred to a trust for the participant’s benefit established for estate planning purposes.

Terms of Restricted Shares: The award of restricted shares is subject to certain terms and conditions as the Compensation Committee may prescribe, including a period of time during which the participant must remain in Cascade’s employment in order to retain the restricted shares (the “Restriction Period”). The Compensation Committee may at the time of the restricted share award provide for the employment restriction to lapse with respect to a portion or portions of the award at different times during the Restriction Period. If the employment requirement has been met, all restrictions imposed by the award lapse when the Restriction Period expires. Failure to meet the employment requirement causes the award to be forfeited. The Compensation Committee may waive restrictions in the event of the death of a participant. Restrictions on shares granted to a participant who reaches age 62 and is determined to have retired by the Compensation Committee in its discretion shall lapse. Any dividends declared on restricted shares shall be paid to the recipient. Restricted shares may be voted upon issues to come before the shareholders, but may not be sold, assigned, transferred, pledged or otherwise disposed of during the Restriction Period and each share certificate must contain a legend giving notice of the restrictions applicable to the shares. All restrictions on shares issued to directors will lapse when the director reaches the mandatory retirement age for directors or dies.

Terms of Performance Based Restricted Shares: The Compensation Committee may establish performance goals for the award of restricted shares. The goals may be expressed in terms of overall performance of Cascade or the performance of any Cascade operating unit, business unit, segment, subsidiary or other division. The criteria that will be used to establish performance goals are limited to the following: net earnings, operating earnings or income, earnings per share, cash flow, absolute and/or relative return on equity or assets, pre-tax profits, earnings growth, revenue growth, share price growth, shareholder returns, gross or net profit margin, earnings before deduction of interest and taxes (“EBIT”), comparison to peer companies, or any combination of the foregoing, any of which may be measured either in absolute terms, or as compared to any incremental increase, or as compared to the results of a peer group. Actual financial performance is measured by reference to Cascade’s financial records and consolidated financial statements, subject to certain adjustments which the Compensation Committee may make.

Limitation on Awards: The Plan provides that an individual employee may not be granted rights covering more than 100,000 shares of common stock or 100,000 performance-based restricted shares annually. Cascade has not granted this number of stock appreciation rights or restricted shares to any individual employee in any year in the past.

Overall Share Limitation: No more than 750,000 Cascade common shares may be issued under the Plan, as currently in effect. This amount will increase to 1,000,000 shares if the Amendment is approved by shareholders. As of March 1, 2012, 674,793 shares have been issued or are subject to outstanding awards under the Plan.

Awards to Directors: Non-employee directors are entitled to annual restricted stock awards of the number of shares which most nearly totals $60,000 in value, based upon the closing price of Cascade’s shares quoted on the NYSE on the business day following the next quarterly announcement of Cascade’s earnings following Cascade’s annual meeting of shareholders.

Vesting: Vesting of stock appreciation rights and all restricted shares granted to employees is generally established by the Compensation Committee at the time awards are granted. The Compensation Committee in the past has specified that awards of stock appreciation rights vest at the rate of 25% per year over a four-year period and that restricted stock awards vest at the rate of 33 1/3% per year over a three-year period. Awards to non-employee directors vest after one year.

Administration: The Compensation Committee, consisting entirely of “outside directors,” as defined by Section 162(m), administers the Plan. The Compensation Committee determines those employees eligible to receive awards, and, subject to Plan requirements, the terms and conditions of each award. The Compensation Committee has the authority to apply and interpret the provisions of the Plan.

Changes in Capital Structure and Similar Transactions: In general, if the outstanding shares of our common stock are increased, decreased or changed into or exchanged for a different number or kind of shares by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, the Compensation Committee will make appropriate adjustments in the price and number of outstanding SARs then unexercised, so that the participant’s proportionate interest before and after the occurrence of the event is maintained. Except where our shareholders receive capital stock of another corporation (“Exchange Stock”) in exchange for their Cascade common shares in any transaction involving a merger, consolidation, reorganization, or plan of exchange (an “Exchange Transaction”), in the event of a merger, consolidation, reorganization, plan of exchange, or liquidation involving Cascade as a result of which our shareholders receive cash, stock, or other property in exchange for or in connection with their common shares (an “Accelerating Event”), any SAR granted under the Plan will terminate, but the participant will have the right during the 30-day period immediately prior to any such Accelerating Event to elect to exercise SARs awarded him or her, in whole or in part, without any limitation on exercisability; provided, however, that such exercise will be deemed to occur immediately prior to such Accelerating Event and will be contingent upon the occurrence of such Accelerating Event. If our shareholders receive Exchange Stock in an Exchange Transaction, all SARs granted under the Plan will be converted into SARs and awards measured by the Exchange Stock, unless the Compensation Committee determines that any or all such SARs will not be converted but will instead terminate in accordance with the provisions of the Plan. The amount and price of converted SARs will be determined by adjusting the amount and price of awards granted under the Plan to take into account the relative values of the Exchange Stock and our common shares in the transaction.

Amendment: The Board may modify or amend the Plan as it deems advisable because of changes in the law while the Plan is in effect or for any other reason; however, amendments which (a) increase the number of shares available under the Plan (other than increases solely to reflect changes in our corporate structure affecting our common stock); (b) change the types of awards available under the Plan; (c) extend the term of the Plan; or (d) constitute a “material revision” to the Plan or other modification will be subject to shareholder approval pursuant to the New York Stock Exchange Corporate Governance Listing Standards.

U.S. Federal Income Tax Consequences: A participant will not recognize taxable income upon the grant of a SAR. Upon the exercise of a SAR, a participant will recognize taxable ordinary income equal to the difference between the fair market value of the underlying shares on the date of exercise and the grant or base price of the SAR.

A recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares at such time as the restrictions applicable to the shares lapse. However, a recipient may elect under Section 83(b) of the Code within 30 days of the date of receiving the restricted shares to recognize ordinary income on the date of receipt equal to the fair market value of such restricted shares (determined without regard to the restrictions). Unless a Section 83(b) election has been made, any dividends received with respect to restricted shares generally will be treated as compensation that is taxable as ordinary income to the participant.

In general, Cascade will be entitled to a deduction in the same amount and at the same time a participant recognizes ordinary income provided that among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” under Section 280G of the Code and is not disallowed by the $1 million limitation on NEO compensation under Section 162(m).

2012 Awards and New Plan Benefits

Fiscal 2012 Awards: A portion of the additional shares to be added to the Plan under the Amendment, if approved by shareholders, are expected to be applied to grants to executives under Cascade’s long-term incentive program for the fiscal year ended January 31, 2012. The following discussion describes the targets and actual results for fiscal 2012, and provides an illustration of restricted stock grants that would have been made. Because the number of shares that will be granted if the Amendment is approved is based upon our stock price at the time of grant, the share figures are for purposes of illustration only.

In March 2011, the Compensation Committee established the following performance goals and grant guidelines under Cascade’s long-term equity incentive program to be applicable to equity grants based upon fiscal 2012 performance. Performance goals are expressed as a percentage return on average assets (“ROAA”) adjusted to exclude extraordinary expense or income items as determined by the Committee.

Minimum	Target	Maximum
10%	13%	14%

Actual ROAA as adjusted was 14.7% meaning the established performance goals were met at the maximum level. As a result, NEOs were awarded the following benefits under our long-term incentive program, payable one-half in SARs and one-half in restricted shares (with each award valued on the grant date, as is the practice established by the Compensation Committee under the long-term equity incentive program).:

Name	Total Market Value	Number of SARs Granted (1)	Market Value of Restricted Stock (2)
R. Warren, Jr.	$1,212,000	26,274	$606,000
R. Anderson	608,000	13,166	304,000
J. Pointer	304,000	6,598	152,000
S. Chazin-Wright	264,000	5,721	132,000
D. Roncari	242,000	5,246	121,000

(1)	SAR awards were made March 30, 2012, valued based on the estimated grant date fair value ($23.06 per SAR) using the Black Scholes method calculated as of the award date, multiplied by the number of SARs granted. If the Amendment is approved, awards of restricted stock will be granted June 8, 2012, with each listed executive to be awarded a number of shares calculated by dividing the market value of restricted stock listed above by the closing price of Cascade shares on the date of grant.

(2)	The new plan benefits table below shows the number of restricted shares that would have been awarded to named executive officers and others based on a grant date of March 30, 2012, and closing price per share of $50.12 per share. The actual number of shares to be issued (assuming approval of the Amendment) will depend on the June 8, 2012, closing price of Cascade shares.

Name	Market Value of Restricted Stock	Number of Restricted Shares
R. Warren, Jr.	$606,000	12,091
R. Anderson	304,000	6,065
J. Pointer	152,000	3,033
S. Chazin-Wright	132,000	2,634
D. Roncari	121,000	2,414
Executive officers (as a group)	1,807,000	36,053

Other Information: The Compensation Committee has established the following performance goals and grant guidelines applicable to equity grants based upon fiscal 2013 performance (expressed as percentage ROAA exclusive of extraordinary expense or income items):

Minimum	Target	Maximum
11%	14.5%	15.5%

If the goals are met, the Compensation Committee’s guidelines provide for the following share grants to NEOs (expressed as the percentage of base salary represented by grant value):

	Minimum	Target	Maximum
R. Warren, Jr.	75%	150%	300%
R. Anderson	60%	120%	240%
All other named executive officers	40%	80%	133%

For information on our executive compensation philosophy, see “Compensation Discussion and Analysis” in this Proxy Statement.

Recommendation of the Board of Directors

The Board of Directors believes that Cascade’s best interests will be served by a vote of its shareholders in favor of the Amendment. The Board further believes that the Plan provides an important incentive that complements Cascade’s existing policies and other executive compensation programs by rewarding the building of long-term shareholder value.

The favorable vote of a majority of votes cast regarding the proposal is required to approve the Amendment to the Plan. Accordingly, abstentions and broker non-votes will not affect the outcome of the vote on the proposal.

Our Board unanimously recommends a vote FOR approval of the Amendment to the Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as Cascade’s independent registered public accounting firm for the fiscal year ending January 31, 2013, and as a matter of good corporate governance we are asking shareholders to ratify this appointment. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm.

Our Board unanimously recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Cascade’s independent registered public accounting firm for the fiscal year ending January  31, 2013.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

We are committed to conducting our operations in accordance with accepted principles of good corporate governance and to applying the highest standards of ethical and legal conduct in our business dealings. Our Corporate Governance Guidelines and our Code of Ethics & Business Responsibilities for Directors, Officers and Employees are available on our website at www.cascorp.com and in print to any shareholder who requests them.

Board Independence

Our Corporate Governance Guidelines provide that a majority of the Board must meet the criteria for independence established by applicable law and the requirements of the NYSE. The Board has determined that all of the current directors other than Mr. Warren, our President and Chief Executive Officer, are independent in accordance with applicable law and NYSE requirements. In making its determination, the Board applied the following director independence standards, which reflect the NYSE director independence standards currently in effect:

•

No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with Cascade or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Cascade or any of its subsidiaries);

•

A director who is an employee or whose immediate family member is an executive officer of Cascade or any of its subsidiaries is not independent. Such director will become independent three years after the end of such employment relationship;

•

A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from Cascade or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent. Such director will become independent three years after he or she ceases to receive more than $120,000 per year in such compensation;

•

A director who is a partner or employee of a firm that is Cascade’s internal or external auditor, whose immediate family member is a partner of that firm, whose immediate family member is an employee of that firm who personally works on Cascade’s audit, or who, within the last three years, was a partner or employee of that firm and personally worked on Cascade’s audit during that time or had an immediate family member who was a partner or employee of that firm who personally worked on Cascade’s audit during that time, is not independent;

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Cascade’s or any of its subsidiaries’ present executives serve on that company’s compensation committee is not independent. Such director will become independent three years after the end of such service or the employment relationship; and

•

A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, Cascade or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after such payments cease to exceed such threshold.

The Board has also determined that those directors who serve on the Audit, Compensation and Nominating and Governance Committees of the Board are independent in accordance with applicable law and NYSE requirements. In making its determination with respect to Mr. Wessinger, the Board considered the business relationship between Mr. Warren personally and Mr. Wessinger arising from Mr. Wessinger’s position as Vice President – Senior Portfolio Manager of UBS Financial Services and concluded that the relationship was not material to Mr. Wessinger’s independence.

Board Committees and Meetings

The Board currently has standing Audit, Compensation and Nominating and Governance Committees. During the year ended January 31, 2012, each director attended at least 75% in aggregate of the meetings of the Board and committees on which he or she served. The members of the committees and the number of meetings held during the year are identified in the following table.

Director	Board	Audit	Nominating and Governance	Compensation
Nicholas R. Lardy	X	X	X	X (Chair)
Duane C. McDougall	X	X (Chair)	X	X
Peter D. Nickerson	X	X	X	X
James S. Osterman	X (Chair)	X	X	X
Robert C. Warren, Jr.	X
Henry W. Wessinger II	X	X	X (Chair)	X
Nancy A. Wilgenbusch	X	X	X	X
Number of meetings	5	4	3	3

Directors are encouraged to attend the annual meeting of shareholders, absent unavoidable circumstances which do not permit attendance. All directors attended the 2011 annual meeting of shareholders.

Audit Committee

The Audit Committee of our Board of Directors is established pursuant to our Bylaws and its activities are governed by a written charter that is available on our website, www.cascorp.com and in print to any shareholder who requests it.

The Audit Committee assists the Board with oversight of the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee is also charged with the responsibility for satisfying itself regarding the following:

•	Our system of internal controls is reasonably adequate and is operating effectively;

•	Our systems, procedures and policies provide reasonable assurance that financial information is fairly presented;

•	Overall annual audit coverage is satisfactory and is designed to provide reasonable assurance that our financial statements fairly reflect our financial condition and the results of our operations;

•	Appropriate standards of business conduct are established and observed;

•	Procedures are in place for the receipt, retention, and treatment of complaints we may receive regarding matters related to accounting or auditing;

•	Assurance that our independent registered public accounting firm is independent and has satisfactory internal quality-control procedures;

•	Our company is acting in accordance with applicable legal and regulatory requirements.

The Audit Committee also conducts an annual evaluation of its performance in fulfilling its duties and responsibilities. The report of the Audit Committee is included in this Proxy Statement.

Management is responsible for our internal controls and financial reporting. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for auditing our annual consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (the “PCAOB”) and for issuing a report on those financial statements.

Each member of the Audit Committee, as shown in a previous table, is independent in accordance with applicable SEC rules and NYSE requirements. The Board has determined that Mr. McDougall qualifies as an “audit committee financial expert” as defined in the rules of the SEC.

Compensation Committee

The Compensation Committee provides assistance to the Board in fulfilling its responsibilities related to the compensation of the directors and key management personnel of Cascade. The Compensation Committee is authorized to delegate its authority to subcommittees it may form. Each member of the Compensation Committee is independent in accordance with the requirements of the NYSE. Specific responsibilities of the Compensation Committee include:

•

Reviewing and discussing with management the Compensation Discussion and Analysis and other executive compensation disclosures included in our Proxy Statement and issuing an annual report on executive compensation in connection therewith;

•	Annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”);

•	Evaluating the CEO’s performance and making recommendations regarding the CEO’s compensation level based on the evaluation for approval by the independent members of the Board;

•	Reviewing and making recommendations to the Board with respect to the compensation of our key management personnel and directors;

•	Reviewing and making recommendations to the Board with respect to our incentive and equity based compensation plans;

•	Making recommendations to the Board with respect to grants under our equity-based compensation plans;

•	Conducting an annual evaluation of the Compensation Committee’s performance in fulfilling its duties and responsibilities; and

•	Making regular reports to the Board.

The report of the Compensation Committee is included in this Proxy Statement. The charter of the Compensation Committee is available on our website at www.cascorp.com. and in print to any shareholder who requests it.

Nominating and Governance Committee

The Nominating and Governance Committee provides oversight on issues surrounding the composition and operation of the Board. Specific responsibilities of the Nominating and Governance Committee include:

•	Identifying individuals qualified to serve on the Board;

•	Recommending director nominees to the Board for election at our annual meeting of shareholders or for appointment by the Board to fill existing or newly created vacancies on the Board;

•	Identifying members of the Board to serve on and to chair each Board committee;

•	Developing and revising as appropriate our Corporate Governance Guidelines;

•	Recommending such guidelines or revisions to the Board;

•	Reviewing the charters of each Board committee and, when necessary or appropriate, recommending changes in such charters to the Board;

•	Overseeing the annual evaluation by the Board of itself and its members;

•	Overseeing the Board’s evaluation of management;

•	Conducting an annual evaluation of its performance in fulfilling its duties and responsibilities;

•	Making regular reports to the Board;

•	Monitoring the development of best practices regarding corporate governance; and

•	Taking a leadership role in shaping corporate governance.

Each member of the Nominating and Governance Committee is independent in accordance with the requirements of the NYSE. The charter of the Nominating and Governance Committee is available on our website at www.cascorp.com. and in print to any shareholder who requests it.

The policy of the Nominating and Governance Committee is to consider recommendations for director nominees submitted by shareholders. Shareholders requesting the Nominating and Governance Committee to consider their recommendations for nominees should submit their recommendations, together with appropriate biographical information and qualifications, in writing to the Nominating and Governance Committee. Nominee recommendations should be addressed to:

Corporate Secretary

Cascade Corporation

Post Office Box 20187

Portland, OR 97294-0187

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the Nominating and Governance Committee. Under these criteria, nominees should possess the highest personal and professional ethics, a background and expertise useful to Cascade and complementary to and different from the background of the other directors and a willingness to devote the required time to the duties and responsibilities of Board membership. In fulfilling its responsibility to identify individuals qualified to serve on the Board and recommending to the Board nominees for election at our annual meeting of shareholders or for appointment by the Board to fulfill an existing or newly created vacancy on the Board the Nominating and Governance Committee evaluates the Board’s effectiveness and composition. This includes consideration of the business and professional backgrounds of directors, their current employment, community service and other board service. In addition, although our Corporate Governance Guidelines do not prescribe diversity standards, the Nominating and Governance Committee considers, as a matter of practice, diversity with respect to personal characteristics such as race, ethnicity, gender, and age when identifying and recommending nominees for the Board.

When nominating a candidate to fill a vacancy created by the expiration of the term of a member of the Board, the Nominating and Governance Committee determines whether the incumbent director is willing to stand for re-election. If so, the committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with our business, the director’s history of attendance at board and committee meetings and the director’s preparation for and participation in such meetings. When nominating a candidate to fill a vacancy where the committee has determined that an incumbent director should not or is not willing to stand for re-election or where the need to add a new board member has been identified, the Committee initiates a candidate search by seeking input from members of the Board and senior management, considering recommendations submitted by shareholders and hiring a search firm, if necessary.

The nominating process begins by identifying a candidate or group of candidates, including any candidates who may be submitted by shareholders, who will satisfy specific criteria and otherwise qualify for membership on the Board. These candidates are then presented to the Nominating and Governance Committee, which ranks the candidates. The Chairman, the CEO and at least one member of the Nominating and Governance Committee interview the prospective candidate or candidates. Other Board members are offered the opportunity to interview candidates. The Nominating and Governance Committee then meets to consider and approve the final candidate or candidates and to recommend and seek the endorsement of the full Board.

Board’s Role in Risk Oversight

The Board oversees risk through management presentations at Board meetings and through its Audit Committee. The Audit Committee charter provides that the Committee shall discuss with management the Company’s risk exposures and the steps management has taken to monitor and control such exposures. As part of this process, our Director of Internal Audit conducts risk assessments under the Committee’s authority, providing periodic reports to the Committee, and the Committee reports to the full Board at least quarterly.

The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Non-Executive Chairman of the Board; Executive Sessions

An independent director currently serves as Chairman of the Board. This structure allows for the active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

Non-management directors meet in executive session without management in conjunction with at least one Board meeting each quarter and may also meet at other times. Mr. Osterman, as our Chairman, presides at all executive sessions.

Contacting the Board

Individuals may contact the Board as a group or an individual director at the following mailing address:

Board of Directors

Attention: Corporate Secretary

Cascade Corporation

Post Office Box 20187

Portland, OR 97294-0187

The name of the individual director or group of directors to whom the communication is directed should be clearly specified. Communications will be promptly forwarded by the Corporate Secretary to the specified director or to Mr. Osterman if the communication is addressed to the full Board. Shareholders wishing to submit proposals for inclusion in the Proxy Statement relating to the 2013 Annual Meeting of Shareholders should follow the procedures specified under “Shareholder Proposals for 2013 Annual Meeting”. Shareholders wishing to recommend nominees for the Board should follow the procedures specified under “Corporate Governance and Other Board Matters – Nominating and Governance Committee.”

Director Compensation

The following table summarizes the compensation paid to our non-employee directors for the fiscal year ended January 31, 2012:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total
Nicholas R. Lardy	$51,000	$60,000	$—	$—	$—	$2,898	$113,898
Duane C. McDougall	$57,000	$60,000	—	—	—	$2,898	$119,898
Peter D. Nickerson	$45,000	$60,000	—	—	—	$2,857	$107,857
James S. Osterman	$96,000	$60,000	—	—	—	$2,898	$158,898
Henry W. Wessinger II	$51,000	$60,000	—	—	—	$2,898	$113,898
Nancy A. Wilgenbusch	$45,000	$60,000	—	—	—	$2,898	$107,898

(1)	Represents the aggregate grant date fair value computed in accordance with U.S. Generally Accepted Accounting Principles (US GAAP) of shares of restricted common stock issued to directors on June 3, 2011. Each non-employee director received an award of 1,264 shares of restricted stock based on the closing market price of $47.44 per share on that date.

(2)	Amounts reflect dividends received on unvested restricted stock issued through June 3, 2011.

At January 31, 2012, our non-employee directors had the following outstanding stock appreciation rights (SAR) and unvested restricted stock awards:

Name	Outstanding SAR Awards	Unvested Restricted Stock Awards (Shares)
Nicholas R. Lardy	10,400	2,827
Duane C. McDougall	5,400	2,827
Peter D. Nickerson	—	2,827
James S. Osterman	10,400	2,827
Henry W. Wessinger II	—	2,827
Nancy A. Wilgenbusch	5,400	2,827

Annual retainers received by directors were as follows:

Chairman of the Board	$75,000
Audit Committee Chair	36,000
Compensation Committee Chair	30,000
Nominating and Governance Committee Chair	30,000
All Other Directors	24,000

For fiscal 2013, non-employee director fees were changed to provide for an annual retainer of $45,000, while the additional retainer amounts paid to Board and committee chairs will remain the same and no Board or committee meeting fees will be paid. Special compensation arrangements may apply in unusual circumstances.

Under the Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan approved by our shareholders, each non-employee director is awarded restricted shares totaling $60,000 in value following each annual meeting of shareholders. Restricted shares granted prior to June 1, 2010 vest over a four-year period. Restricted shares granted on or after June 1, 2010 vest after one year. The directors are reimbursed for travel and other expenses attendant to Board membership.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees billed for professional services performed by PricewaterhouseCoopers LLP for fiscal years ended January 31, 2012 and 2011 were as follows:

	2012	2011
Audit fees (1)	$1,448,000	$1,306,000
Audit related fees (2)	50,000	70,000
Tax return preparation and planning activities	66,000	73,000
Other tax fees (3)	130,000	35,000
All other fees (4)	100,000	—

	$1,794,000	$1,484,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements, audit of management’s assessment of internal control effectiveness and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits and other attestation services.

(3)	Tax fees consisted of transfer pricing services and international, federal and state tax advice.

(4)	Includes fees for due diligence relating to an acquisition in Brazil.

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services, including fees and terms, to be performed by our independent registered public accounting firm, unless an exception to pre-approval for de minimus non-audit services exists under the Securities Exchange Act of 1934. Each year, the independent registered public accounting firm’s retention to audit our financial statements, including the associated fee, is approved by the Audit Committee before the filing of the preceding year’s annual report on Form 10-K. At the beginning of each fiscal year, management submits to the Audit Committee a summary of all proposed non-audit services expected to be performed by the independent registered public accounting firm in the next year, including a brief description of the project and an estimated project cost. The Audit Committee approves the summary as submitted or with such changes to the scope and nature of work to be performed as it deems desirable. Additional non-audit services identified during the year are submitted to the Audit Committee for approval at the next quarterly Audit Committee meeting. If the services are scheduled to commence prior to the next quarterly meeting, management obtains approval from the Chair of the Audit Committee to proceed with the services. The Chair of the Audit Committee makes the determination at interim dates of whether approval of the entire Audit Committee is needed. In the event the Chair of the Audit Committee is not available to approve non-audit services, a designated Vice-Chair of the Audit Committee can approve such services or determine if approval of the entire Audit Committee is needed. Any approval of non-audit services by the Chair or Vice-Chair of the Audit Committee is reported to the full Audit Committee at the next scheduled meeting.

AUDIT COMMITTEE REPORT

As more fully described in the charter for the Audit Committee, the purpose of the Audit Committee is to assist the Board in its oversight of Cascade’s financial reporting, internal control, and audit functions. The Audit Committee is comprised entirely of independent directors. We report that, in discharging our responsibilities and in addition to other work we did, we:

•

Reviewed and discussed with management and PricewaterhouseCoopers LLP our annual consolidated financial statements for the fiscal year ended January 31, 2012, as well as management’s assessment of, and PricewaterhouseCoopers’ evaluation of, the company’s internal control over financial reporting and overall quality of financial reporting.

•

Discussed with PricewaterhouseCoopers LLP the matters that Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200, requires be communicated to, and discussed with, us.

•

Received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence from Cascade, and we have discussed with PricewaterhouseCoopers LLP its independence from Cascade. The Audit Committee has concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to Cascade is consistent with the maintenance of that firm’s independence.

•

Monitored Management’s fulfillment of its responsibility for our internal controls and reviewed the conduct of the independent audit of our consolidated financial statements by PricewaterhouseCoopers LLP, including the scope and execution of the audit.

•

Received presentations from Management, PricewaterhouseCoopers LLP and our Internal Audit Manager throughout the year on specific topics of interest, including the 2012 audit plan, our critical accounting policies, our compliance with internal controls requirements under Section 404 of the Sarbanes-Oxley Act, accounting for the funding of certain defined benefit pension and retiree medical funding obligations, internal audits of certain business procedures and various U.S. and foreign income tax matters.

Based on the review and discussion referred to above, we recommended to the Board, and the Board approved, the inclusion of the audited annual consolidated financial statements for the fiscal year ended January 31, 2012, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2012, for filing with the Securities and Exchange Commission.

The Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended January 31, 2013, and recommends to the shareholders of Cascade that they ratify the appointment.

AUDIT COMMITTEE

Duane C. McDougall, Chair

Nicholas R. Lardy

Peter D. Nickerson

James S. Osterman

Henry W. Wessinger II

Nancy A. Wilgenbusch

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis section describes our compensation philosophy, practices, and policies for our principal executive officer, principal financial officer and our three other most highly-compensated executive officers for our fiscal year ended January 31, 2012. These officers, referred to as named executive officers or “NEOs” are: Robert C. Warren, Jr., President and Chief Executive Officer; Richard S. Anderson, Senior Vice President and Chief Operating Officer; Joseph G. Pointer, Vice President and Chief Financial Officer; Susan Chazin-Wright, Vice President-Human Resources; and Davide Roncari, Vice President – Europe. This section also explains the structure and rationale associated with each element of NEO total compensation. It also provides important context for the detailed disclosure tables and specific compensation amounts disclosed in this Proxy Statement.

Compensation Committee

The Compensation Committee consists of six directors, all of whom are independent in accordance with NYSE requirements. Nicholas R. Lardy, Ph.D., serves as the Chair of the Compensation Committee. The other members of the Compensation Committee are Duane C. McDougall, Peter D. Nickerson, James S. Osterman, Henry W. Wessinger II, and Nancy A. Wilgenbusch, Ph.D. The Compensation Committee is appointed by, and provides assistance to, the Board in fulfilling its responsibilities relating to the compensation of our executive officers and directors. Additional information regarding the Compensation Committee can be found in this Proxy Statement under “Corporate Governance and Other Board Matters – Compensation Committee.”

Compensation Philosophy and Objectives

Our executives for the most part have significant experience in our industry and specifically with our company. We believe our success is largely dependent on our ability to retain qualified executives and to attract other superior executive talent with demonstrated leadership abilities and extensive management experience. We also believe motivating and rewarding superior performance by our executives contributes to long-term shareholder value. Accordingly, we seek to attract and retain executive talent by providing market-competitive base compensation, to set goals which challenge our executives to provide superior performance, and to reward them when they do. We do so by evaluating executive performance on the basis of two key financial measures, which we believe closely correlate to building shareholder value, income before taxes as a percentage of net sales and return on average assets.

Our compensation program and underlying philosophy are divided into three areas: base salary, short-term cash incentive and long-term equity incentive.

Base Salary – We establish the base salaries of our NEOs at levels that approximate the market median or mean for executives with like responsibilities in a peer group of comparable companies as discussed under “Determination of Compensation Levels” with adjustments for variations in executive experience and performance. Despite our use of market salary data, individual salary determinations reflect the qualifications, experience and performance of the individual NEO and the anticipated contributions of the individual to our business.

Short-Term Cash Incentive – We believe our NEOs, who are directly responsible for our global performance, should have a significant portion of their potential cash compensation at risk. Therefore, our annual cash incentive program rewards NEOs for meeting or exceeding designated levels of income before interest and taxes (“EBIT”) as a percentage of net sales, as established by the Compensation Committee and approved by the

Board. For fiscal 2012, we established separate EBIT levels for consolidated operations and for European operations, as 2012 was the first year management’s European restructuring plan was fully in place. We based the cash incentive opportunity for each of our NEOs in part upon European results, reflecting our view that the cooperation and participation of all areas of responsibility was necessary to fully realize the benefits of the restructuring of our European operations.

Long-Term Equity Incentive – We believe providing a long-term incentive, in the form of stock-based compensation, will encourage our NEOs to operate our business with a longer-term focus by seeking to maximize net income relative to our existing assets and acquiring additional assets with superior income potential. We also believe that a long-term incentive promotes retention of key personnel and future leaders to support our succession planning efforts. We condition long-term incentive grants upon the meeting of performance goals which we believe will challenge our NEOs to achieve and sustain superior performance. The Compensation Committee normally uses ROAA targets in recommending long-term equity incentive awards.

Total Direct Compensation – In evaluating overall compensation, the Compensation Committee believes the combination of base salary, annual cash incentive and long-term incentive, when compared to executives with like responsibilities in comparable companies and industries, should range between the 50th to 75th percentile of peer group companies when our performance is judged to be good, and above the 75th percentile when performance is judged to be outstanding or excellent.

Advisory Votes on Executive Compensation

We conducted our first advisory vote on executive compensation at our 2011 Annual Meeting of Shareholders. At the meeting, 98% of the votes cast on the advisory vote on our executive compensation were voted in favor of the compensation of our named executive officers as described in the proxy statement. Our Board of Directors and Compensation Committee reviewed these results and determined that no changes to our executive compensation program were necessary at this time as a result of the vote.

Our Board also determined that we will conduct annual advisory votes on our executive compensation, consistent with the preference expressed by our shareholders at the 2011 Annual Meeting of Shareholders. Of the votes cast on the frequency proposal, 59 percent of the votes were in favor of a one-year frequency and 40 percent voted in favor of the three-year frequency that we recommended.

Compensation Consultants

The Compensation Committee has in the past engaged a compensation consultant to provide guidance on executive compensation plan design and structure, prepare market competitive compensation data and recommend appropriate compensation ranges. In fiscal 2012, the Compensation Committee retained Mercer HR Consulting (“Mercer”) to prepare an executive compensation market analysis of base pay, annual incentive and total direct compensation. The Compensation Committee selected Mercer based on its position as a recognized market leader in global compensation consulting. Mercer is independent and reports directly to the Compensation Committee.

Role of Executives in Compensation Committee Activity

Subject to Board approval, the Compensation Committee is responsible for and makes all decisions regarding compensation for our NEOs. The Compensation Committee’s normal practice is to request the CEO and Vice President -Human Resources to attend Compensation Committee meetings for the purpose of providing information on company and individual performance. Occasionally other executives may be invited to attend a Compensation Committee meeting to provide pertinent financial and other information. Our CEO is not a Compensation Committee member and while able to provide his insights and suggestions, does not vote on decisions regarding NEO compensation.

With respect to the compensation of the CEO, the Compensation Committee discusses its evaluation of the CEO’s performance and compensation with him, but the final determination and all votes regarding his compensation are made without the CEO present.

Compensation Committee Activity

During fiscal 2012, the Compensation Committee met on three occasions to consider and act on the various compensation and other matters, and took the following steps:

•	Recommended Board approval of annual cash incentive payments for fiscal 2011 and establish performance measures for awards under the fiscal 2012 annual cash incentive plan.

•	Evaluated and recommended to the Board levels of annual base salary levels for fiscal 2012 for executive and other officers, including the NEOs.

•	Evaluated and recommended Board approval of for performance measures for awards under the fiscal 2012 short-term cash incentive plan.

•	Evaluated the CEO’s performance and identify new corporate performance objectives for fiscal 2012.

•	Considered and recommended Board adoption of the Cascade Corporation Short Term Incentive Plan, subject to shareholder approval.

•	Considered and recommended Board adoption of the Amended and Restated Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan, subject to shareholder approval.

•

Reviewed long-term incentive compensation, including performance under our long-term equity incentive program, comparing actual return on average assets (“ROAA”), as adjusted for extraordinary items as determined by the Compensation Committee, relative to established targets and approved grants of restricted stock and stock appreciation rights for executive officers and managers for fiscal 2011.

•	Established targets under our long-term equity incentive program for fiscal year 2012.

•	Evaluated the Compensation Committee’s performance for the past year.

Determination of Compensation Levels

Overall compensation levels of NEOs are based on a number of factors including the individual’s experience, expertise, position and responsibility level, pay levels of peers with comparable responsibility within Cascade, competitive pay levels for similar positions with other companies and the performance of the individual and Cascade as a whole. In determining pay levels, the Compensation Committee considers all forms of compensation and benefits and uses outside consultant surveys and guidance to assist with the evaluation.

Mercer conducted a review of executive compensation in fiscal 2012 and provided guidance and advice to the Compensation Committee in establishing executive pay levels. Mercer’s work included both an analysis of peer group compensation as described in more detail later and a review of data from appropriate compensation surveys. Survey data covered base pay, annual incentive and long-term incentive.

In making compensation decisions, a major data source used by the Compensation Committee in establishing market competitive pay levels for executive and other officers is the compensation information disclosed by a peer group of similar-size public companies in the industrial machinery and equipment manufacturing industry. Key measures used in selecting the peer group include annual revenue, market capitalization, total assets, number of employees and return on assets. The companies that made up the peer group for fiscal 2012 were (amounts, except for number of employees, are in millions):

2012 PEER GROUP (1)

Name	Annual Revenue	Market Capitalization (2)	Employees	Total Assets	Return on Assets (3)
Accuride (ACW)	$936	$380	3,280	$869	(2.0%)
Actuant Corporation (ATU)	1,445	1,933	6,200	2,057	5.4%
Alamo Group, Inc. (ALG)	604	317	2,500	381	8.4%
Altra Holdings (AIMC)	675	525	3,466	630	6.0%
American Railcar Industries, Inc. (ARII)	519	624	2,413	704	0.6%
Astec Industries, Inc. (ASTE)	956	865	3,885	717	5.6%
Blount International, Inc. (BLT)	832	844	4,500	885	5.7%
Columbus McKinnon Corporation (CMCO)	524	324	2,531	478	(7.5%)
Greenbrier Companies, Inc. (GBX)	1,243	639	6,032	1,302	0.5%
L.B. Foster Company (FSTR)	591	291	845	380	6.0%
Titan International (TWI)	1,487	1,030	3,600	1,010	5.8%

(1)	Financial information is based on the most recent annual results.

(2)	Calculated using stock price from March 1, 2012.

(3)	Return on assets calculated as net income divided by total assets.

Elements of Fiscal 2012 Executive Compensation

The general framework of our executive compensation structure is outlined previously in “Compensation Philosophy and Objectives.” For fiscal 2012, the components of compensation for NEOs were base salary, annual cash incentive compensation, long-term equity incentive compensation and perquisites and other personal benefits.

Base Salary – Base salaries are reviewed by the Compensation Committee on an annual basis and adjustments made as deemed appropriate. The following summarizes recent actions taken with regards to base salaries:

•	The Board voted to restore 10% reductions in base pay taken in fiscal 2010, effective May 1, 2010.

•	The Board voted to approve fiscal 2013 base salaries recommended by the Compensation Committee on March 27, 2012.

The following table shows base salaries for named executive officers for fiscal 2011 and 2012, as well as base salaries approved effective April 1, 2012, for fiscal 2013:

NEO	2011	2012	2013
R. Warren, Jr.	$526,500	$594,000	$611,820
R. Anderson	292,500	330,000	339,900
J. Pointer	226,875	260,100	267,903
S. Chazin-Wright	199,875	225,100	232,265
D. Roncari (1)	—	216,000	230,888

(1)	Mr. Roncari was not an NEO in 2011. 2013 figures based on exchange rate at time of salary determination. Mr. Roncari is paid in Euros.

Short-Term Incentive – Annual cash incentive payments are structured to encourage the building of shareholder value by maximizing our income before taxes. In fiscal 2012, NEO’s were paid a specified percentage (depending on position) of their base salary as cash incentive payments based on Cascade earnings before interest and taxes as a percentage of net sales (“EBIT”) exceeding a minimum threshold, both for consolidated operations and for European operations, considered separately. The Compensation Committee felt it would be appropriate to base incentive payments in part on results in Europe following the significant restructuring of our operations there. If EBIT equals or exceeds one or both target thresholds, participants receive an increased percentage of their base salary as a cash incentive payment. Cash incentive payments for each participant are limited to a maximum award amount. Cash incentive awards were based 75% on EBIT from consolidated operations and 25% on EBIT from operations in Europe. The Compensation Committee has the discretion to adjust the terms upon which cash payments are made if economic conditions warrant and for considerations of individual performance.

Following are the EBIT levels established by the Compensation Committee and actual EBIT for fiscal 2012:

	Consolidated EBIT	European EBIT
Minimum level	12.0%	2.5%
Target level	15.0%	3.0%
Maximum level	16.0%	3.5%
Actual EBIT (1)	15.2%	3.5%

(1) – With the Compensation Committee’s approval the calculation of EBIT for fiscal 2012 excluded $5.2 million of recovered net insurance proceeds received in fiscal 2012 related to the flood which occurred at our facility in Brisbane, Australia in January 2011.

The table below shows, as a percentage of base salary, the award opportunities that were available in fiscal 2012 for each NEO depending on the amount of actual EBIT, together with actual amounts awarded:

	Annual Incentive Opportunity for Fiscal 2012 as % of Fiscal 2012 Base Salary			Actual Award as a % of Base Salary for Fiscal 2012	Actual Award
NEO	Minimum	Target	Maximum
R. Warren Jr.	20%	75%	150%	101.7%	$604,000
R. Anderson	17%	65%	130%	87.7%	289,000
J. Pointer	15%	50%	100%	68.1%	177,000
S. Chazin-Wright	15%	50%	100%	68.1%	154,000
D. Roncari	15%	45%	90%	60.7%	145,000

Long-term Equity Incentive – Long-term equity based incentive awards are provided to directors and key employees in the form of SARs and shares of restricted stock. Awards to NEO’s are 50% in the form of SARs and 50% in the form of restricted shares. Awards to directors are in the form of restricted shares only. A SAR provides the holder the right to receive an amount, payable in shares of our common stock, equal to the increase in the market value of our common stock on the date of exercise over the base price at the time the right was granted. The base price may not be less than the market price of our common stock on the date of grant. All SAR awards vest ratably over four years and have a term of ten years. An award of restricted stock provides the holder actual shares of common stock which vest over a period of three years for key employees (one year for directors). Dividends are paid to holders of restricted stock during the vesting period, without restrictions. Annual awards of SARs and restricted stock to NEO’s were effective as of the close of business on the day following the public release of our earnings for the prior fiscal year. The Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan provides that each non-employee director is to receive a restricted stock award valued at $60,000 as of the business day following the release of our initial quarterly earnings report following the annual meeting of shareholders.

The Compensation Committee normally uses ROAA targets for the prior fiscal year in recommending long-term incentive awards for NEOs. ROAA is defined as net income before significant non-recurring or extraordinary items divided by the average total consolidated assets. The Compensation Committee determined ROAA performance goals based on our historical financial performance, expected future performance, consultant’s market survey data and the Committee’s determination of goals providing sufficient challenge to the NEOs.

ROAA performance goals and actual results for the fiscal year 2011 were as follows:

Adjusted ROAA
Minimum level targets	5.0%
Target level targets	6.0%
Maximum level targets	7.0%
Actual ROAA	7.0%

The following table presents the dollar values of award opportunities for NEO’s and the actual awards recommended by the Compensation Committee and approved by the Board for fiscal 2011 and awarded in March 2011. The Company achieved ROAA equal to the maximum target level for fiscal 2011, and as a result, awards made in fiscal 2012 were valued at the maximum level established for that year as shown below.

NEO	Type of Award	Minimum	Target	Maximum	Market Value of Award (1)	Actual Award (Restricted Shares/SARs) (2)
R. Warren Jr.	Restricted Stock/SAR	$275,400	$550,800	$1,101,600	$1,101,600	11,319/22,415
R. Anderson	Restricted Stock/SAR	124,500	249,000	498,000	498,000	5,117/10,133
J. Pointer	Restricted Stock/SAR	59,062	118,125	236,250	236,250	2,428/4,807
S. Chazin-Wright	Restricted Stock/SAR	51,250	102,500	205,000	205,000	2,106/4,171
D. Roncari	Restricted Stock/SAR	30,380	108,500	217,000	217,000	2,230/4,415

(1) –	Market value of restricted stock equals the market price of our common stock ($48.66 per share) on the award date, April 1, 2011, multiplied by the number of restricted shares granted. This is also the grant price for SARs awards. Market value of SARs equals the estimated grant date fair value ($24.57 per SAR) based on the Black Scholes method calculated as of the award date, April 1, 2011, multiplied by the number of SAR awards granted.

(2) –	One-half of the value of equity grants to all executive officers are in the form of restricted stock and one-half are in the form of SARs.

Awards of restricted stock or SARs are normally based upon grant ranges established by the Compensation Committee taking into account job responsibilities and survey information as to practices at comparable companies, with minimum, target and maximum grants based upon our ROAA. The Committee’s grant range guidelines are stated in terms of market value of awards as of the grant date. In establishing the higher guidelines for fiscal 2012, the Compensation Committee sought to challenge our NEOs to leverage improving global economic conditions to achieve superior results for our company.

See the discussion under the subheading “2012 Awards and New Plan Benefits” under Proposal 3 for information on awards under the long-term equity incentive program for fiscal 2012, awarded in March 2012 (during fiscal 2013).

Perquisites and Other Personal Benefits – We provide the NEOs with the use of a company automobile and reimburse them for personal income taxes attributable to such use. We also contribute to each

NEO’s 401(k) plan account and provide reimbursement for the cost of executive physicals. Contributions to 401(k) accounts were based on plan guidelines and provided a matching contribution of up to 4% of compensation and an additional Company contribution of 4% of compensation. These perquisites, which the Compensation Committee believes are reasonable and consistent with our overall compensation program and objectives, are provided to allow us to attract and retain executive talent.

Change in Control Agreements

In 2000, the Compensation Committee approved change in control agreements (“CICs”) for Robert C. Warren, Jr. and Richard S. Anderson. The CICs were implemented to help us retain these executives, particularly after a change of control has been proposed, and remain competitive in the market. In 2012, these agreements were updated and CIC’s were approved for the remaining NEOs. The CICs provide the following benefits for these individuals if they are involuntarily terminated within 12 months following a change in control of Cascade:

•

Lump sum cash payment of 2.99 times average annual compensation (base salary plus short term incentive) for the three years prior to change in control for Messrs. Warren and Anderson, and two times average annual compensation for other NEO’s.

•	Acceleration of all outstanding stock awards not exercisable at date of qualifying termination.

•	Health care benefits for up to two years at Cascade’s expense.

A change of control under the CICs occurs upon:

•	A change in the composition of a majority of the Board as a result of contested elections over a 24 month period.

•	Sale or transfer of all or substantially all of our assets in complete liquidation or dissolution.

•	Merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred.

•

Acquisition by a person or group of related persons of securities possessing more than 35% of the total combined voting power of our outstanding securities, pursuant to a transaction which the Board does not recommend to our shareholders.

We believe our approach requiring both a qualifying termination and a change in control is more reasonable and reflective of our intent to compensate the executive in the event of a termination of employment than CICs that provide executives with benefits solely upon the occurrence of a change in control.

The Compensation Committee does not consider the CICs for purposes of determining the annual compensation levels as discussed in “Determination of Compensation Levels.”

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits to $1 million the amount of our tax deduction for certain compensation paid to the NEOs. Certain qualifying “performance-based” compensation is not subject to the $1 million deduction limit, including compensation related to stock appreciation rights issued under our Stock Appreciation Rights Plan. We believe awards made pursuant to the short term incentive plan approved by shareholders in June, 2011, are exempt. Compensation related to certain awards under our 1995 Senior Managers’ Incentive Stock Option Plan may not be exempt from the $1 million limit. The Compensation Committee intends to preserve the tax deductibility of executive compensation to the extent practicable but reserves the right to recommend future compensation that does not comply with the Section 162(m) requirements for deductibility if it concludes that this is in the best interests of Cascade.

Officer Share Ownership

Under share ownership guidelines adopted by our Board, our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer are each expected to own shares having a value equal to three times their base salaries, and other Vice Presidents are each expected to own shares having a value equal to their base salaries. Values are to be based upon average share prices over the preceding two years, and include the equity value of vested SARs and restricted shares. Affected officers have a period of five years from the November 29, 2011, adoption date or, if later, from their election to a position reflected in the guidelines, within which to attain compliance.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Cascade’s Annual Report on Form 10-K for the fiscal year ended January 31, 2012.

COMPENSATION COMMITTEE

Nicholas R. Lardy, Ph.D., Chair

Duane C. McDougall

Peter D. Nickerson

James S. Osterman

Henry W. Wessinger II

Nancy A. Wilgenbusch, Ph.D.

Summary Compensation Table for Fiscal 2012, 2011 and 2010

The following table summarizes compensation information for our named executive officers for the fiscal years ended January 31, 2012, 2011 and 2010.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Robert Warren, Jr.,	2012	$585,000	—	$551,000	$531,000	$604,000	—	$58,970	$2,329,970
President and Chief Executive Officer	2011	$526,500	—	$275,000	—	$810,000	—	$42,255	$1,653,755
	2010	$486,000	—	$269,500	—	—	—	$42,710	$798,210
Richard Anderson,	2012	$325,000	—	$249,000	$240,000	$289,000	—	$48,804	$1,151,804
Senior Vice President and Chief Operating Officer	2011	$292,500	—	$125,000	—	$390,000	—	$41,617	$849,117
	2010	$270,000	—	$122,500	—	—	—	$41,394	$433,894
Joseph Pointer,	2012	$256,000	—	$118,000	$114,000	$177,000	—	$44,134	$709,134
Chief Financial Officer	2011	$226,875	—	—	$55,526	$236,500	—	$37,791	$556,692
	2010	$203,000	—	—	$57,704	—	—	$35,068	$295,772
Susan Chazin-Wright	2012	$222,000	—	$102,000	$99,000	$154,000		$36,898	$613,898
Vice President – Human Resources	2011	$199,875	—	—	$55,526	$205,000	—	$31,889	$492,290
	2010	$185,000	—	—	$57,704	—	—	$26,708	$269,412
Davide Roncari	2012	$216,000	—	$109,000	$105,000	$145,000	—	$15,008	$590,008
Vice President – Europe

(1)	Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with U.S. GAAP. Restricted stock awards were valued at $48.66 per share for fiscal 2012, $32.01 per share for fiscal 2011, and $24.50 per share for fiscal 2010, which represented the closing price of a share of Cascade common stock on each grant date, which was April 1, 2011, for fiscal 2012. Additional details regarding the terms of awards under the Stock Appreciation Rights and Restricted Stock Plan (the “SAR Plan”) are described in the following tables: “Grants of Plan-Based Awards in Fiscal 2012” and “Outstanding Equity Awards at Fiscal Year-End.”

(2)	Amounts reflect the aggregate grant date fair value of SARs computed in accordance with U.S. GAAP. The fair value of each SAR is estimated on the date of grant using the Black-Scholes option-pricing model. Listed SAR awards were made on April 1, 2011, with a Black-Scholes value of $23.70 per share. A more detailed discussion of the assumptions used in the valuation of SARs awarded in fiscal year 2012 may be found in Note 13 to our Consolidated Financial Statements included in our 2012 Form 10-K. Additional details regarding the terms of awards under the SAR Plan are described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(3)	Amounts reflect annual cash incentive payments earned for fiscal 2012 (paid in April 2012) and fiscal 2011 (paid in April 2011) under our executive short-term incentive plan (STIP).

(4)	All Other Compensation amounts consist of the following items:

Name	Fiscal Year	Company Automobile Usage (a)	Company Contributions to 401(k) Plan (b)	Restricted Stock Dividends (c)	Others	Total
R. Warren, Jr.	2012	$22,720	$19,600	$16,650	$—	$58,970
	2011	$17,263	$19,600	$5,392	—	$42,255
	2010	$18,178	$19,600	$4,932	—	$42,710
R. Anderson	2012	$21,687	$19,600	$7,517	—	$48,804
	2011	$19,611	$19,600	$2,406	—	$41,617
	2010	$19,708	$19,600	$2,086	—	$41,394
J. Pointer	2012	$22,348	$19,600	$2,186	—	$44,134
	2011	$19,865	$17,926	—	—	$37,791
	2010	$18,718	$16,350	—	—	$35,068
S. Chazin-Wright	2012	$17,372	$17,630	$1,896		$36,898
	2011	$16,035	$15,854	—	—	$31,889
	2010	$15,024	$11,684	—	—	$26,708
D. Roncari	2012	$13,000	$—	$2,008	—	$15,008

(a)	Amounts relate to the taxable value attributable to the personal use of company owned automobiles, as well as taxable auto allowances and reimbursed expenses.

(b)	Amounts relate to Cascade 401(k) plan contributions for the benefit of the named executive officers.

(c)	Amounts relate to dividends paid on unvested restricted stock.

The following table shows all plan-based awards granted to the named executive officers during fiscal 2012. The option awards (in the form of SARs) and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2012 Year-End Table on the following page.

Grants of Plan-Based Awards in Fiscal 2012

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Plan Name (1)	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
R. Warren, Jr.	SAR Plan	4/1/2011							11,319	3,219	$48.66	$1,082,019
	STIP	4/1/2011	$119,000	$446,000	$891,000
R. Anderson	SAR Plan	4/1/2011							5,117	1,455	$48.66	$489,145
	STIP	4/1/2011	$56,000	$215,000	$429,000
J. Pointer	SAR Plan	4/1/2011							2,428	690	$48.66	$232,072
	STIP	4/1/2011	$39,000	$130,000	$260,000
S. Chazin-Wright	SAR Plan	4/1/2011							2,106	599	$48.66	$201,331
	STIP	4/1/2011	$34,000	$113,000	$226,000
D. Roncari	SAR Plan	4/1/2011							2,230	634	$48.66	$213,148
	STIP	4/1/2011	$36,000	$107,000	$215,000

(1)	Stock Appreciation Rights and Restricted Stock Plan (“SAR Plan”) and Short-Term Incentive Plan (“STIP”) for executives.

(2)	Amounts earned under the STIP for fiscal 2012 are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The STIP was approved by the Board in March 2011 and by shareholders in June 2011. Additional details regarding the STIP can be found in the “Compensation Discussion and Analysis” section.

(3)	The named executive officers were granted the following number of SARS at a base price of $48.66 for each SAR.

Number of SARs Granted
R. Warren Jr.	22,415
R. Anderson	10,133
J. Pointer	4,807
S. Chazin-Wright	4,171
D. Roncari	4,415

Each SAR is payable only in shares of Cascade common stock, with the number of shares into which the SAR is payable calculated by determining the difference between the closing price of Cascade’s common stock on the date of exercise and the base price of the SAR established at the time of grant, and then dividing the difference by the closing price of Cascade common stock on the date of exercise. The number of underlying shares was calculated by determining the difference between $56.82, the closing price of Cascade’s common stock on January 31, 2012, and $48.66, the base price of the SARs established at the time of grant, multiplying that figure by the number of SARs granted and then dividing the product by the closing price of Cascade common stock on January 31, 2012.

(4)	Exercise or base price of SARs is the closing price of our common stock on the grant date, April 1, 2011.

(5)	Represents grant date fair value of SARs calculated in accordance with U.S. GAAP. Assumptions used in calculating expense as required by U.S. GAAP are described in Note 13 to our Consolidated Financial Statements included in our fiscal 2012 From 10-K, except that the deduction related to estimated forfeitures has been disregarded. Additional details regarding the terms of awards under the SAR Plan are described in the following tables: “Summary Compensation Table” and Outstanding Equity Awards at Fiscal Year-End.”

(6)	SAR awards were approved by the Board on March 29, 2011.

The following table shows all outstanding equity awards held by the NEOs at the end of fiscal 2012.

Outstanding Equity Awards at Fiscal Year-End

	Options Awards								Stock Awards
Name	Grant Year (fiscal)	Number of Securities Underlying Unexercised Options Exercisable (1)		Number of Securities Underlying Unexercised Options Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (2)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested		Market Value of Shares or Units of Stock that have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested
R. Warren, Jr.	2003	57,000		—			$14.05	5/23/2012
	2004	76,900		—			$14.12	5/22/2013
	2005	45,200		—			$21.15	5/26/2014
	2006	28,010		—			$35.60	6/7/2015
	2007	1,218		—			$37.05	6/6/2016
	2010	—		—					3,666	(3)	$208,302
	2011	—		—					5,728	(4)	$325,465
	2012	—		3,219	(10)		$48.66	4/1/2021	11,319	(5)	$643,146

R. Anderson	2005	30,133		—			$21.15	5/26/2014
	2006	18,673		—			$35.60	6/7/2015
	2007	8,699		—			$37.05	6/6/2016
	2010	—		—					1,668	(3)	$94,776
	2011	—		—					2,604	(4)	$147,959
	2012	—		1,455	(10)		$48.66	4/1/2021	5,117	(5)	$290,748

J. Pointer	2005	20,716		—			$21.15	5/26/2014
	2006	13,071		—			$35.60	6/7/2015
	2007	6,089		—			$37.05	6/6/2016
	2008	—	(6)	—			$73.73	6/8/2017
	2009	443		148	(7)		$44.24	6/6/2018
	2010	1,396		1,397	(8)		$24.50	6/5/2019
	2011	375		1,125	(9)		$32.01	6/8/2020
	2012	—		690	(10)		$48.66	4/1/2021	2,428	(5)	$137,959

S. Chazin-Wright	2009	443		148	(7)		$44.24	6/6/2018
	2010	1,396		1,397	(8)		$24.50	6/5/2019
	2011	375		1,125	(9)		$32.01	6/8/2020
	2012	—		599	(10)		$48.66	4/1/2021	2,106	(5)	$119,663

D. Roncari	2009	443		148	(7)		$44.24	6/6/2018
	2010	1,396		1,397	(8)		$24.50	6/5/2019
	2011	506		1,518	(9)		$32.01	6/8/2020
	2012	—		634	(10)		$48.66	4/1/2021	2,230	(5)	$126,709

(1)	SARs were granted during fiscal 2005 to 2012. Prior to that, stock options were used. All awards with expiration dates before 2014 relate to stock options. The number of shares underlying SARs was calculated by determining the difference between $56.82, the closing price of Cascade common stock on January 31, 2012, and the base price of the SARs established at the time of grant, multiplying that figure by the number of SARs held by the officer, and then dividing that difference by the closing price of Cascade common stock on January 31, 2012. The exercise or base price of SARs by grant year is as follows:

Grant Year	Exercise Price
2005	$21.15
2006	$35.60
2007	$37.05
2008	$73.73
2009	$44.24
2010	$24.50
2011	$32.01
2012	$48.66

(2)	The exercise or base price of stock options and SARs is the closing price of our common stock on the NYSE on the date of grant.

(3)	Restricted stock vests June 5, 2012. Market value based on closing price of our common stock of $56.82 on January 31, 2012.

(4)	Restricted stock vests as follows: one-half annually on June 8, 2012 and 2013. Market value based on closing price of our common stock of $56.82 on January 31, 2012.

(5)	Restricted stock vests as follows: one-third annually on April 1, 2012, 2013 and 2014. Market value based on closing price of our common stock of $56.82 on January 31, 2012.

(6)	Because the base price of the SARs exceeded the closing price of our common stock on January 31, 2012, the number of shares underlying the SARs is shown as zero.

(7)	SARs vest on June 6, 2012.

(8)	SARs vest as follows: one-half annually on June 5, 2012 and 2013.

(9)	SARs vest as follows: one-third annually on June 8, 2012, 2013 and 2014.

(10)	SARs vest as follows: one-fourth annually on April 1, 2012, 2013, 2014 and 2015.

Option Exercises and Stock Vested During Fiscal 2012

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
R. Warren, Jr.	52,273	$1,176,846	10,090	$473,155
R. Anderson	—	—	4,451	$208,580
J. Pointer	—	—	—	—
S. Chazin-Wright	—	—	—	—
D. Roncari	—	—	—	—

(1)	The value realized on vesting of restricted stock equals the number of shares vested multiplied by closing price of Cascade common stock on the date of vesting.

Potential Payments on Termination or Change-in-Control

We have entered into severance agreements with our named executive officers. Under the agreements, each would be entitled to certain benefits if employment is involuntarily terminated (other than for cause) within 12 months following a change in control of Cascade. In addition to discharge, involuntary termination includes resignation following a change which materially reduces an individual’s level of responsibility, a 20% reduction in level of compensation, or a relocation of place of employment by more than 50 miles.

The agreements define a change in control of Cascade as (a) a change in the composition of the Board over a period of 24 months or less as a result of contested elections which results in a majority of Board members who were not Board members at the beginning of the period or were not subsequently nominated or elected by the Board; (b) sale, transfer or other disposition of substantially all of Cascade’s assets; (c) a merger or consolidation in which securities with more than 50% of the voting power of all outstanding Cascade securities are transferred to persons different from the holding of such securities prior to the transaction; or (d) the successful acquisition of securities possessing more than 35% of the voting power of all outstanding Cascade securities pursuant to a transaction or series of related transactions that the Board does not recommend for shareholder acceptance or approval.

If the employment of Messrs. Warren or Anderson is involuntarily terminated following a change in control, the officer would receive the following severance benefits: (a) a lump sum payment equal to 2.99 times the officer’s average annual base salary and annual cash bonus over the prior three years as reported on Form W-2; (b) accelerated vesting of all outstanding stock awards; and (c) continued health coverage for the officer and eligible dependents for a period of 24 months or until the officer is covered by another health plan which provides a substantially similar level of benefits. In order to avoid becoming an excess parachute payment under federal tax laws, the total benefit package is limited to 2.99 times the officer’s average compensation as reported on Form W-2 for the prior five years, subject to certain exceptions, provided under the Code.

If the employment of Messrs. Pointer or Roncari or Ms. Chazin-Wright is involuntarily terminated following a change in control, the officer would receive the following severance benefits: (a) a lump sum payment equal to 2 times the officer’s average annual base salary and annual cash bonus over the prior three years as reported on Form W-2; (b) accelerated vesting of all outstanding stock awards; and (c) continued health coverage for the officer and eligible dependents for a period of 24 months or until the officer is covered by another health plan which provides a substantially similar level of benefits.

Each agreement provides that the officer will not compete with us for a period of 24 months following termination of employment for any reason.

The following table shows the potential payments as described above upon involuntary termination following a change in control on January 31, 2012, for the NEOs:

Name	Lump-sum Payment (1)	Accelerated Awards Vesting (2)	Continued Health Coverage (3)	Total
R. Warren. Jr.	$2,974,000	$1,360,000	$22,000	$4,356,000
R. Anderson	$1,572,000	$616,000	$22,000	$2,210,000
J. Pointer	$737,000	$329,000	$22,000	$1,088,000
S. Chazin-Wright	$647,000	$306,000	$22,000	$975,000
D. Roncari	$555,000	$337,000	—	$892,000

(1)	Amounts represent 2.99 times three year average, subject to limitation under Internal Revenue Service guidelines, for Messrs. Warren and Anderson. Amounts represent 2 times three year average for Messrs. Pointer and Roncari and Ms. Chazin-Wright.

(2)	Includes unvested restricted stock and SARs.

(3)	Amounts represent the cost of health care coverage for 24 months.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about equity awards under the Cascade Corporation 1995 Senior Managers Stock Incentive Plan, under which no future awards may be issued, and the Cascade Corporation Stock Appreciation Rights and Restricted Stock (SAR) Plan. These are our only equity compensation plans in effect as of January 31, 2012, the end of our last fiscal year and as of March 1, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (2)
Equity compensation plans approved by security holders	453,137	$32.68	75,207
Equity compensation plans not approved by security holders	—	—	—

Total	453,137		75,207

(1)	The number of common shares to be issued upon the exercise of outstanding SARs was calculated by determining the difference between $53.59, the closing price of Cascade common stock on March 1, 2012, and the base price of the SARs established at the time of grant, multiplying that figure by the number of SARs outstanding, and then dividing the product by the closing price of Cascade common stock on March 1, 2012.

(2)	As of March 1, 2012, the number of shares that may be issued under the SAR Plan is limited to 750,000. The number of common shares remaining available for future issuance under the SAR Plan was calculated by deducting from 750,000 the number of shares of common stock that are to be issued upon the exercise of presently outstanding SARs as determined pursuant to footnote (1) and the number of shares which have been issued upon exercise of SARs and issuance of restricted stock since the inception of the SAR Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Dr. Lardy, Messrs. McDougall, Nickerson, Osterman and Wessinger, and Dr. Wilgenbusch, all independent directors. During the fiscal year ended January 31, 2011, none of our executive officers served on the Board of Directors of any entities whose directors or officers serve on our Compensation Committee.

VOTING SECURITIES—STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common shares as of March 5, 2012, by (i) each person or entity who is known by us to own beneficially more than 5% of our common shares, (ii) each of our directors, (iii) each of the named executive officers listed in the Summary Compensation Table and (iv) all our directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Warren Holdings, LLC, of which Robert C. Warren, Jr. and Wendy Warren, Mr. Warren’s sister, are managers and share voting and investment power. 82 Swigert Road Washougal, Washington 98671	1,465,866	(7)	13.2%
Wendy Warren. The total shown includes shares owned by Warren Holdings LLC listed and described above. 2712 S.W. Patton Court Portland, Oregon 97201	1,550,677	(7)	14.0%
T. Rowe Price Associates, Inc.. The total shown reflects an amendment to Schedule 13G filed with the SEC on February 13, 2012. 100 E. Pratt Street Baltimore, Maryland 21202	1,059,730	(8)	9.6%
Michael W. Cook Asset Management, Inc. dba SouthernSun Asset Management. The total shown reflects a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 10, 2012. 6000 Poplar Avenue, Suite 220 Memphis, Tennessee 38119	805,857	(9)	7.3%
Blackrock, Inc. The total shown reflects a Schedule 13G filed with the SEC on February 13, 2012. 40 East 52nd Street New York, New York 10022	682,373		6.2%
Robert J. Davis Family The total shown reflects a Schedule 13D filed with the SEC on September 12, 2000. Shares are voted as directed by Mr. Robert J. Davis. 17530 Little River Dr. Bend, Oregon 97707	682,100		6.2%
Robert C. Warren, Jr.	1,929,279	(3)(4)(7)	17.1%
James S. Osterman	23,210		*
Nicholas R. Lardy	17,210	(6)	*
Peter D. Nickerson	7,418		*
Duane C. McDougall	14,497		*
Nancy A. Wilgenbusch	9,997		*
Henry W. Wessinger II	5,654		*
Richard S. Anderson	97,588	(3)	*
Davide Roncari	4,480		*
Joseph G. Pointer	41,693		*
Susan Chazin-Wright	4,230		*
15 Officers and Directors as a group	2,223,963	(5)	19.4%

*	Less than 1% of outstanding shares.

(1)	Includes shares issuable upon exercise of currently vested stock options and SARs as follows: R.C. Warren, Jr., 204,257, and all officers and directors as a group 355,373. The number of shares issuable upon the exercise of SARs was calculated by determining the difference between the closing price of Cascade common stock on March 1, 2012, and the base price of the SAR established at the time of grant, multiplied by the number of vested SARs held by the officer, director or group and dividing the product in each case by the closing price of a share of Cascade stock on March 1, 2012.

Directors and executive officers hold restricted stock shares which are included in this column. They may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of four years from date of grant for shares granted to directors prior to June 1, 2010, and one year for shares granted to directors on or after June 1, 2010 and three years from date of grant for officers. The individuals in the table hold the following numbers of unvested restricted shares:

Name	Unvested Restricted Shares
R. Warren, Jr.	20,713
R. Anderson	9,389
J. Pointer	2,428
S. Chazin-Wright	2,106
D. Roncari	2,230
N. Lardy	2,827
D. McDougall	2,827
P. Nickerson	2,827
J. Osterman	2,827
H. Wessinger II	2,827
N. Wilgenbusch	2,827
Officers and Directors as a Group	61,581

(2)	No officer or director owns more than 1% of Cascade’s outstanding shares, except for R.C. Warren, Jr.

(3)	Includes shares held for the benefit of these officers by a 401(k) plan as follows: R.C. Warren, Jr., 91 and R.S. Anderson, 4,805 and all officers as a group 6,274.

(4)	Includes sole voting and investment powers as to 9,592 shares held as fiduciary for the benefit of family members and 1,200 shares owned by Mr. Warren’s spouse, as to each of which Mr. Warren disclaims beneficial ownership. A total of 27,362 shares have been pledged as security in connection with a margin account.

(5)	Includes an aggregate of 1,659,557 shares held by officers and directors in fiduciary capacities.

(6)	Includes 1,000 shares held in a trust for the benefit of certain relatives of Dr. Lardy. Dr. Lardy, who is a co-trustee of the trust, disclaims beneficial ownership of such shares.

(7)	Includes 1,465,866 shares held by Warren Holdings, LLC, as to which Mr. Warren and Ms. Warren share voting and dispositive power that are included in totals shown for Warren Holdings, Wendy Warren, and Robert C. Warren, Jr.

(8)	T. Rowe Price Associates, Inc., has sole voting power with respect to 273,680 shares and sole dispositive power with respect to 1,059,730 shares.

(9)	Michael W. Cook Asset Management dba SouthernSun Asset Management has sole voting power with respect to 682,717 shares and sole dispositive power with respect to 805,857 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners during the year ended January 31, 2012, were complied with, except that Davide Roncari filed one Form 4 report in March 2012 reporting trades in fiscal 2012 that should have been reported when completed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Corporate Governance Guidelines adopted by the Board provide that any transaction that may constitute a related party transaction that would be required to be disclosed under Item 404 of SEC Regulation S-K (including transactions that would be required to be disclosed but for the fact that the dollar value of the transaction is less than that required for disclosure under Regulation S-K) is subject to approval or ratification by the Board. Robert C Warren, Jr., our President and Chief Executive Officer, is a director of ESCO Corporation, a privately held manufacturer of high-alloy steel products that supplies Cascade with certain components. Mr. Warren and certain members of his immediate family are shareholders of ESCO Corporation. In September 2007, the Board reviewed and approved the continuation of the business relationships between Cascade and ESCO Corporation, subject to (1) Mr. Warren’s agreement to abstain as a member of either company’s board of directors from participating in any vote relating to business dealings between the two companies and (2) the receipt by the Board of periodic reports from our Chief Financial Officer regarding the nature and status of the business relationships between the two companies. During the fiscal year ended January 31, 2012, we purchased approximately $128,000 of components used in our products from ESCO Corporation at prevailing market prices. There were no other transactions with related persons during the fiscal year ended January 31, 2012.

OTHER MATTERS

As of the date of this Proxy Statement, the only matters that we intend to present at the meeting are those set forth in the notice of meeting and in this Proxy Statement. We know of no other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies submitted in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or person voting as proxies.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Shareholder proposals submitted for inclusion in the proxy materials for the 2013 annual meeting must be received in writing by us no later than December 26, 2012. Any shareholder proposal that is not submitted for inclusion in the proxy materials for the 2013 annual meeting but is instead sought to be presented directly at that meeting will not be considered timely unless appropriate notice is provided to us no later than March 11, 2013. In addition, if we receive notice of a shareholder proposal after March 11, 2013, the persons named as proxies for the 2013 annual meeting will have discretionary voting authority to vote on such proposal at the 2013 annual meeting. Any shareholder making a proposal must have been a registered or beneficial owner of at least one percent of the outstanding common shares or common shares with a market value of at least $2,000 for at least one year prior to submitting the proposal and must continue to own the stock through the date the meeting is held.

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement are not incorporated by reference into any other filings with the SEC, except to the extent we specifically incorporate either report by reference into a filing. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

ANNUAL REPORT

The Notice of Annual Meeting, this Proxy Statement and our annual report on Form 10-K for the fiscal year ended January 31, 2012 have been made available to all shareholders entitled to vote at the annual meeting and who received the Notice of Internet Availability of Proxy Materials. Our annual report on Form 10-K can also be viewed at our website, www.cascorp.com.

Paper copies of our annual report on Form 10-K (excluding exhibits) may be obtained without charge by writing our Corporate Secretary at Cascade Corporation, P.O. Box 20187, Portland, Oregon 97294-0180. 94039-7850, or by calling (650) 944-3560.

Appendix A

Cascade Corporation

Stock Appreciation Rights and Restricted Stock Plan

(Proposed amendments shown in italics)

Section 1. Purposes.

This Plan is intended to enable Cascade Corporation (the “Corporation”) to recognize the contribution of executives of the Corporation and its subsidiaries to the Corporation’s success, to provide them incentives to enhance the Corporation’s business prospects and to recognize their role and that of the Board of Directors (the “Board”) in increasing value over the long term.

Section 2. Effective Date and Duration of Plan.

(a) Effective Date. This amended and restated Plan shall become effective upon approval by the shareholders of the Corporation.

(b) Duration. No stock appreciation rights (“Rights”) or restricted shares of Cascade Corporation common stock (“Restricted Shares”) may be granted under the Plan after May 31, 2013. However, the Plan shall continue in effect until all rights issued under the Plan have been exercised or have expired. The Board may suspend or terminate the Plan at any time, except with respect to outstanding Rights and Restricted Shares. Termination shall not affect any outstanding Rights or Restricted Shares, or the forfeitability of Rights or Restricted Shares granted under the Plan.

Section 3. Administration.

The Plan shall be administered by the Compensation Committee of the Board (the “Committee”), which shall consist of not less than two members of the Board who qualify as “outside directors” as defined under Section 162(m) of the Internal Revenue Code. The Committee shall have full power and authority, subject to the provisions of the Plan, to:

(a) Designate employee participants;

(b) Determine the amount and other terms and conditions of Rights to employees, such determinations to be subject to Board approval in the case of grants to officers of the Corporation.

(c) Determine the amount, conditions and restrictions for grants of Restricted Shares, such determinations to be subject to Board approval in the case of grants to officers of the Corporation, and those terms and conditions of Restricted Share grants to non-employee members of the Board of Directors which are not stated in Section 12 of the Plan.

(d) Adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, and make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan.

Decisions of the Committee as to interpretation of, any Rights or Restricted Shares granted pursuant to, the Plan and any related agreement shall be final. The Committee in its sole discretion may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement.

Section 4. Eligibility.

The Committee may from time to time grant Rights or Restricted Shares to such key executive employees of the Corporation (“Participants”) or of any subsidiary as the Committee may deem eligible.

Section 5. Rights / Share Limitation.

(a) A Right is a right granted under the Plan which enables the holder to receive at the time of exercise an amount, payable solely in the form of Cascade Corporation common shares valued at Fair Market Value, equal to the difference between the Fair Market Value of a single common share of Cascade Corporation stock and the Base Price of a single common share of Cascade Corporation stock.

(b) In no event shall more than 1,000,000 Cascade Corporation common shares, as adjusted by the Committee to reflect proportionately any recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares in connection with Cascade Corporation common shares be issued pursuant to the Plan.

(c) In no event shall more than 100,000 Cascade Corporation common shares, as adjusted by the Committee to reflect proportionately any recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares in connection with Cascade Corporation common shares, be issued to any one individual pursuant to the exercise of Rights granted to such individual under the Plan in a single fiscal year.

Section 6. Required Terms and Conditions of Rights.

The Committee may grant Rights under the Plan, subject to such rules, terms, and conditions as the Committee prescribes in accordance with the provisions of the Plan, including the following:

(a) Base Price. The Base Price of each Right shall be established by the Committee and may not be less than the Fair Market Value of a common share of Cascade Corporation common stock on the date the grant is made.

(b) Fair Market Value. The Fair Market Value of a common share of Cascade Corporation common stock means the closing price quoted on the New York Stock Exchange, or if the shares did not trade that date, on the last prior date on which the shares were traded.

(c) Maximum Term of Right. A Right shall be exercisable during such period of time as the Committee may specify, provided that no Right shall be exercisable after the expiration of 10 years from the date on which it is granted.

(d) Installment Exercise Limitations. Each grant of Rights shall generally become exercisable in equal cumulative annual installments over such period as the Committee may establish, except to the extent that other terms of exercise are specifically provided by other terms of the Plan. The Committee shall have discretion to establish vesting periods and limitations on amounts to be realized upon exercise in connection with grants it may make.

(e) Termination of Employment.

(i) Death. If a Participant dies while having unexercised Rights granted under this Plan, such Rights may be exercised for a period of one year after the Participant’s death. In the event of a Participant’s death, Rights may be exercised by such beneficiary as the Participant may have designated in writing in a manner determined by the Committee. In the absence of such a designation, the Participant’s estate shall have the right to exercise such Rights. Rights not exercised during the period provided by this subparagraph, will expire.

(ii) Retirement. If a Participant terminates employment after age 62 under circumstances which the Committee in its sole discretion deems equivalent to retirement, all unexercised Rights granted to the Participant under this Plan shall fully vest and may be exercised for a period of one year following retirement. Rights not exercised during the period provided by this subparagraph, will expire. The provisions of this subparagraph (ii) shall apply also to retirements due to physical or mental disability which the Committee determines is of such a nature as to prevent further performance of job duties. Should a retired Participant die while entitled to exercise Rights, the provisions of subparagraph (i) above shall apply to the exercise of such Rights, which may be exercised for a period of one year following the Participant’s death.

(iii) Other Termination of Employment – Not For Cause. Should a Participant cease to be employed by the Corporation or its subsidiaries for reasons other than Death or Retirement, any Rights the Participant was entitled to exercise at the date of termination may be exercised for a period of 90 days following termination or, if longer, until 30 days have elapsed following the public dissemination of the Corporation’s financial results for the first fiscal period ending after the termination of the Participant’s employment. Rights not exercisable at the time of termination, and Rights not exercised during such 90-day or extended period, shall expire. Should a terminated Participant die while entitled to exercise Rights, the provisions of subparagraph (i) above shall apply to the exercise of such Rights, which may be exercised for a period of one year following the Participant’s death. The rights granted by this subparagraph (iii) shall not apply to a Participant who is terminated for Cause, or whom the Committee determines in its sole discretion has entered into competition with the Corporation.

(iv) Termination for Cause. Participants whose employment is terminated for (A) willful failure to perform reasonable directives of the Corporation’s management; (B) use of alcohol or illegal drugs which interferes with the Participant’s performance of duties in the judgment of the Corporation’s management; (C) dishonesty affecting the Corporation or any related entity or conviction of a felony or any crime involving fraud or misrepresentation; (D) gross negligence or willful misconduct resulting in substantial loss to the Corporation, damage to the Corporation’s reputation, or theft, embezzlement or similar loss to the Corporation; or (E) other conduct which the Committee in its sole discretion determines sufficiently harmful to the interests of the Corporation to constitute cause for termination shall forfeit all outstanding Rights awarded under this Plan.

(f) Acceleration of Vesting. The Committee shall have discretion to provide in an individual Participant’s grant agreement or subsequently for the exercise of all or a portion of Rights granted to the Participant which would not otherwise be exercisable, in the event of the Participant’s Death.

(g) Exercise.

(i) Subject to subparagraph (iv) of this paragraph (g), the Committee shall establish the time or times for exercise of Rights.

(ii) Each Right shall entitle the holder, upon exercise, to receive from the Corporation an amount equal in value to the excess of the Fair Market Value on the date of exercise of one Right over its Base Price. Such amount may be paid in the form of Cascade Corporation common shares valued at Fair Market Value or in cash at the sole option of the Corporation. No Right shall be exercisable at a time that the amount determined under this Subsection is negative. No fractional shares shall be issued as payment hereunder.

(iii) The Corporation shall make no payment hereunder prior to taking steps necessary to assure that it will receive from a participant who has exercised a Right amounts necessary to satisfy any applicable federal, state or local tax withholding requirements, including social security and other normal withholdings.

(iv) Rights may be exercised only during the 30-day period following the third business day after public dissemination of the Corporation’s financial results for any fiscal quarter or for its fiscal year.

(h) Non-Transferability. During a Participant’s lifetime, Rights shall be exercisable only by the Participant, the Participant’s payee pursuant to a valid order by a domestic relations court with jurisdiction, or by a legally designated guardian or conservator. With the Committee’s prior consent, a Participant may transfer Rights to a trust for his or her benefit established for estate planning purposes.

Section 7. Required Terms and Conditions of Restricted Share Awards.

The Committee may grant Restricted Shares outright to a Participant or based upon a Participant’s attainment of Performance Goals pursuant to Section 8. Restricted Shares awarded by the Committee to a Participant shall be subject to such rules, terms, and conditions as the Committee may prescribe in accordance with the provisions of the Plan, including the following:

(a) Employment Requirement. A recipient of a grant of Restricted Shares must remain in the employment of the Corporation during a period designated by the Committee (“Restriction Period”) in order to retain the shares under the Grant. If the recipient ceases to be employed by the Corporation during the Restriction Period, the Restricted Share grant shall terminate and the shares of Common Stock shall be immediately returned to the Corporation; however, the Committee may, at the time of grant, provide for the employment restriction to lapse with respect to a portion or portions of the Grant of Restricted Shares at different times during the Restriction Period. If a Participant terminates employment after age 62 under circumstances which the Committee in its sole discretion deems equivalent to retirement, all restrictions on Restricted Shares granted to the Participant shall lapse. The Committee shall have discretion to provide for such other exceptions to, or waivers of, the employment restriction as it may deem appropriate.

(b) Lapse of Restrictions. All restrictions imposed under the Restricted Share grant shall lapse when the restriction period expires if the employment requirement above and any other restrictions or performance goals have been met. The recipient shall then be entitled to certificates representing shares as to which the restriction has expired, with restrictive legends placed pursuant to this Plan removed.

(c) Dividends. Any dividends declared on the Restricted Shares during the Restriction Period shall be paid to the recipient.

Section 8. Performance Awards.

(a) Generally. Where an award of Restricted Shares is intended to be performance-based (a “Performance Award”), the Committee, within the time period prescribed by Section 162(m), will establish goals (“Performance Goals”) for each period of time over which performance is to be measured (“Performance Period”) on the basis of such criteria (“Performance Criteria”) and to accomplish such objectives as the Committee may from time to time select. Performance Awards shall be earned solely upon attainment of Performance Goals, and the Committee shall have no discretion to increase any Performance Award.

(b) Performance Goals. Performance Goals may be expressed in terms of overall performance of the Corporation or the performance of an operating unit, business unit, segment, subsidiary or other division or any portion or combination thereof of the Corporation.

(c) Performance Criteria. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings, operating earnings or income, earnings per share, cash flow, absolute and/or relative return on equity or assets, pre-tax profits, earnings growth, revenue growth, share price growth, shareholder returns, gross or net profit margin, earnings before deduction of interest and taxes (“EBIT”), comparison to peer companies, or any combination of the foregoing, any of which may be measured either in absolute terms, or as compared to any incremental increase, or as compared to the results of a peer group.

(d) Measure of Performance. Actual financial performance shall be measured by reference to Cascade’s financial records and the consolidated financial statements of Cascade. In determining performance, the Committee in its sole and absolute discretion may direct that adjustments to the Performance Goals or actual financial performance as reported be made to reflect extraordinary organizational, operational or other changes that have occurred during such Performance Period, such as (without limitation) acquisitions, dispositions, expansions, contractions, material non-recurring items of income or loss or events that might create unwarranted hardships or windfalls to Participants, to the extent consistent with the requirements of Section 162(m) to qualify such awards as performance-based compensation. Notwithstanding the foregoing, the Committee may, by express provision with respect to a specific award provide at the time the Performance Goals are established that one or more of the adjustments in the foregoing sentence will not be made with respect to the award or establish such other events or circumstances, consistent with Section 162(m), with respect to which the Committee will make appropriate adjustment to the award.

(e) Maximum Performance Award. All Performance Awards are subject to applicable limitations set forth in Section 5 above. In no event shall more than 100,000 Cascade Corporation common shares, as adjusted by the Committee to reflect proportionately any recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares in connection with Cascade Corporation common shares, be issued to any one individual pursuant to the grant of a Performance Award to such individual under the Plan in a single fiscal year.

Section 9. Changes in Capital Structure, Mergers, Etc.

(a) Change in Capital Structure. If the outstanding shares of common stock of the Corporation are hereafter increased, decreased or changed into or exchanged for a different number or kind of shares of the Corporation or of another corporation by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, the Committee shall make appropriate adjustments in the price and number of outstanding Rights or portions thereof then unexercised, so that the participant’s proportionate interest before and after the occurrence of the event is maintained; provided, however, that this Section 9(a) shall not apply with respect to transactions referred to in Section 9(b). Any such adjustment made by the Committee shall be conclusive.

(b) Reorganization or Liquidation.

(i) Cash, Stock or Other Property for Stock. Except as provided in Section 9(b)(ii), upon a merger, consolidation, reorganization, plan of exchange or liquidation involving the Corporation, as a result of which the shareholders of the Corporation receive cash, stock or other property in exchange for or in connection with their common stock (any such transaction to be referred to in this Section 9 as an “Accelerating Event”), any Right granted hereunder shall terminate, except as specified in the first sentence of Section 9(b)(ii), but the employee shall have the right during the 30-day period immediately prior to any such Accelerating Event to elect to exercise Rights awarded him or her, in whole or in part, without any limitation on exercisability; provided, however, that such exercise shall be deemed to occur immediately prior to such Accelerating Event and shall be contingent upon the occurrence of such Accelerating Event.

(ii) Stock for Stock. If the shareholders of the Corporation receive capital stock of another Corporation (“Exchange Stock”) in exchange for their common stock in any transaction involving a merger, consolidation, reorganization, or plan of exchange, all Rights granted hereunder shall be converted into stock appreciation rights and awards measured by the Exchange Stock, unless the Committee, in its sole discretion, determines that any or all such Rights shall not be converted, but instead shall terminate in accordance with the provisions of Section 9(b)(i). The amount and price of converted Rights shall be determined by adjusting the amount and price of the Rights or other awards granted hereunder to take into account the relative values of the Exchange Stock and Corporation’s common shares in the transaction.

(iii) Mergers, Acquisitions, Etc. The Committee may also grant Rights with terms, conditions and provisions that vary from those specified in the Plan if such awards are granted in substitution for, or in connection with the assumption of, stock appreciation rights awarded by another Corporation and assumed or otherwise agreed to be provided for by the Corporation pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Corporation or a parent or subsidiary Corporation of the Corporation is a party.

Section 10. Amendment of Plan.

The Board may modify or amend the Plan in such respects as it deems advisable but no such amendment may (a) increase the number of shares available under the Plan (other than an increase solely to reflect a reorganization, recapitalization, stock spit, stock dividend, combination of shares, merger, consolidation or any other change in corporate structure of the Corporation affecting the common stock, or any distribution to shareholders other than a cash dividend); (b) change the types of awards available under the Plan; (c) extend the term of the Plan; or (d) constitute a “material revision” to the Plan or other modification requiring stockholder approval pursuant to the New York Stock Exchange Corporate Governance Listing Standards. No change in an award already granted shall be made without the written consent of the holder of such award.

Section 11. Employment and Service Rights.

Nothing in the Plan or any award pursuant to the Plan shall (a) confer upon any employee any right to be continued in the employment of the Corporation or any parent or subsidiary Corporation of the Corporation or interfere in any way with the right of the Corporation or any subsidiary of the Corporation by whom such employee is employed to terminate such employee’s employment at any time, for any reason, with or without cause, or increase or decrease such employee’s compensation or benefits; or (b) confer upon any person engaged by the Corporation or any parent or subsidiary Corporation of the Corporation any right to be retained or employed by the Corporation or any parent or subsidiary Corporation of the Corporation or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Corporation or any subsidiary of the Corporation.

Section 12. Participation by Directors.

Commencing June 5, 2007, after every annual meeting of the shareholders, each non-employee director of the Corporation shall be awarded a number of Restricted Shares which most nearly totals $60,000 in value, based upon the closing price of the Corporation’s common shares quoted on the New York Stock Exchange on the business day following the next quarterly announcement of the Corporation’s earnings. (the “Valuation Date”) No fractional shares shall be issued. Restricted Share Grants to directors shall be issued as of the Valuation Date. Restricted Share Grants issued prior to June 1, 2010, shall vest and become free of all restrictions 25% after one year and 25% following each year of director service thereafter. Restricted Share Grants issued on or after June 1, 2010, shall vest 100% after one year of director service following such grant. Such awards shall be subject to the provisions of this Plan in all other respects. All Rights which may have been granted to a director prior to the effective date of this Plan as amended and restated shall be exercisable whether or not they would otherwise be subject to exercise, and all restrictions applicable to grants of restricted shares shall lapse, upon the director’s death or reaching of the mandatory retirement age established for directors.

Section 13. Rights as a Shareholder.

(a) Recipients of Rights. The recipient of any award of Rights under the Plan shall have no rights as a shareholder with respect to any Right, and except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights issued to shareholders. Shares issued pursuant to the exercise of Rights may bear such restrictions on sale or other transfer as counsel to the Corporation may determine are required under securities or other applicable laws.

(b) Recipients of Restricted Shares. Recipients of awards of Restricted Shares shall be entitled to vote such shares on any issue presented to the shareholders for a vote. Recipients of awards of Restricted Shares shall not be entitled to sell or otherwise transfer such shares except as permitted by the agreement evidencing the award. Restricted Shares may bear such restrictions on sale or other transfer as counsel to the Corporation may determine are required under securities or other applicable laws.

Section 14. Governing Law.

The provisions of this Plan shall be governed by and interpreted in accordance with the laws of the State of Oregon.

CASCADE CORPORATION 2201 N.E. 201ST AVENUE FAIRVIEW, OR 97024-9718

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees
01 Duane C. McDougall 02 James S. Osterman
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain
2 Proposal to approve, on an advisory basis, the company’s executive compensation.							☐	☐	☐
3 Proposal to approve an amendment to the company’s Stock Appreciation Rights and Restricted Stock Plan.							☐	☐	☐
4 Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending January 31, 2013.							☐	☐	☐

NOTE: THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE TWO NOMINEES AS DIRECTORS AND “FOR” PROPOSALS 2, 3 and 4. THIS PROXY WILL ALSO BE VOTED AT THE PROXIES’ DISCRETION AS TO OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

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CASCADE CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

Annual Meeting of Shareholders

June 6, 2012

The shareholder(s) hereby appoint(s) R.C. Warren, Jr. and R.S. Anderson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CASCADE CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Pacific Time on June 6, 2012, at the Corporate Headquarters, 2201 NE 201st Avenue, Fairview, OR 97024-9718 and any adjournment or postponement thereof.

Cascade Corporation Savings and Investment Plan Participants. If you are a participant in the Cascade Corporation Savings and Investment Plan and have an account in the Cascade Corporation Common Stock Fund, the Trustees holding the assets of the plan will vote the number of full and fractional shares equal to your pro-rata share of Cascade Corporation Common Stock held in the Cascade Corporation Common Stock Fund on the record date in accordance with your instructions as follows: I hereby direct the Trustees to vote all such shares as indicated on the reverse side of this card. If you sign and return this proxy without specific instructions for voting, the shares will be voted by the Trustees in accordance with the recommendations of the Board of Directors.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED AS SPECIFIED IN RECOMMENDATIONS FOR EACH PROPOSAL ON THE REVERSE SIDE.

Continued and to be signed on reverse side